Blackboard Inc.’s Merger with WebCT, Inc. Receives Regulatory Clearance

- Company Expects to Close Transaction in March or April -

Washington, DC – February 6, 2006 – Blackboard Inc. (NASDAQ: BBBB), announced today that it has been given clearance by the U.S. Department of Justice to complete the merger of Blackboard and WebCT, Inc. The Department of Justice has terminated its review of Blackboard’s proposed acquisition of WebCT under the Hart-Scott-Rodino Act and with the completion of the review, Blackboard expects to close the transaction in March or April, subject to customary closing conditions.

Blackboard President and CEO Michael Chasen said, “We believe that this transaction will greatly benefit academic institutions everywhere as well as our shareholders and employees. We are pleased with the outcome of the review and appreciate the efforts of the Department of Justice and all parties involved in completing a thorough evaluation.”

Currently, more than 3,700 higher education, K-12, corporate, government and commercial academic institutions enhance their learning environments with solutions offered by the two organizations. Bringing Blackboard and WebCT together provides an innovative platform for supporting their technology infrastructure. Further, it breaks down barriers and enables collaboration across institutions by developers and end-users at a critical time in the evolution of e-Learning technologies.

About Blackboard

Blackboard is a leading provider of enterprise software and services to the education industry. The Company’s product line consists of five software applications bundled in two suites, the Blackboard Academic SuiteTM and the Blackboard Commerce SuiteTM. Blackboard’s clients include colleges, universities, schools and other education providers, as well as textbook publishers and student-focused merchants that serve education providers and their students. Blackboard is headquartered in Washington, D.C., with offices and staff in North America, Europe and Asia.

Forward Looking Statements
Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, including statements about the expected impact of the acquisition on Blackboard’s earnings per share in future periods, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of the closing, the ability of Blackboard to integrate the business, operations and personnel of WebCT following the acquisition, and the ability of both companies to retain their existing customers and gain new customers before and after the closing of the acquisition. Other factors that could affect the results discussed in our forward-looking statements include those set forth in the “Risk Factors” section of our most recent 10-Q filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of February 6, 2006. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to February 6, 2006.

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